Exhibit 3.1 – Articles of Incorporation

BARBARA K. CEGAVSKE

Secretary of State

202 North Carson Street

Carson City, Nevada 89701-4201

(775) 684-5708

Website: www.nvsos.gov

Filed in the office of

/s/ BarbaraK. Cegavske

Barbara K. Cegavske

Secretary of State

State of Nevada

Document Number 20170160689-60

Filing Date and Time 04/13/2017 10:56 AM

Entity Number E0178072017-3

Articles of Incorporation

(Pursuant to NRS Chapter 78)

Important. Read attached instructions before completing form. ABOVE SPACE IS FOR OFFICE USE ONLY

1.	Name of Corporation:

THE DOCS INC.

2.	Resident Agent for Service of Process:

[X] Commercial Registered Agent: STEPHENS & BYWATER, P.C.

3.	Authorized Stock: (number of shares corporation is authorized to issue)

Number of shares with par value: 505000000

Par value: $0.001

Number of shares without par value: 0

4.	Names & Addresses of Board of Directors/Trustees:

1.	MARK A. COLE

6671 LAS VEGAS BLVD. SO., STE. 210

LAS VEGAS, NV 89119

2.	ASHEESH K. DEWAN

6671 LAS VEGAS BLVD. SO., STE. 210

LAS VEGAS, NV 89119

3.	CATHY GOVEREAU

6671 LAS VEGAS BLVD. SO., STE. 210

LAS VEGAS, NV 89119

5.	Purpose:

The purpose of this Corporation shall be: ANY LEGAL PURPOSE.

6.	Benefit Corporation: [ ] Yes

7.	Name, Address and Signature of Incorporator:

GORDON E. BYWATER

/s/ Gordon E. Bywater

3636 N. Rancho Dr.

Las Vegas, NV 89130

8.	Certificate of Acceptance of Appointment of Resident Agent:

I hereby accept appointment as Resident Agent for the above named corporation.

/s/ Stephens & Bywater, P.C.

Authorized Signature of R.A. or On Behalf of R.A. Company

4/13/2017

Date

This form must be accompanied by appropriate fees. See attached fee schedule.

ARTICLES OF INCORPORATION

OF

THE DOCS, INC.

The undersigned has, this day, formed corporation pursuant to Chapter 78 of the Nevada Revised Statutes for the transaction of business, and the promotion and conduct of the object and purposes stated below, under and pursuant to the laws of the State of Nevada, and does hereby certify:

ARTICLE I - NAME

The name of the corporation is THE, DOCS, INC.

ARTICLE II DURATION

The duration of this corporation shall be perpetual.

ARTICLE III - PURPOSE

The purpose of this corporation shall be to engage in any lawful activity.

ARTICLE IV CAPITAL STOCK

The aggregate number of shares that the corporation shall have authority to issue is:

500,000,000 shares of common stock and 5,000,000 shares of preferred stock, each having a par value of $0.001. The stock may be issued from time to time without any action by the stockholder for such consideration as may be fixed from time to time by the Board of Directors and shares so issued, the full consideration of which has been paid or delivered, shall be deemed the full paid up stock, and the bolder of such share shall not be liable for any further payment for such shares. Such stock shall not be subject to assessment to pay the debts of the corporation, and no. paid up stock and no stock issued as fully paid shall ever be assessed or be assessable by the corporation The holders of such stock shall not be individually responsible for the debts, contracts, or liabilities of the corporation and shall not be liable for assessments to restore impairments in the capital of the

ARTICLE V - VOTING RIGHTS

As long as there is more than one class of stock issued and outstanding, the following voting rights shall attach to the shares of the respective classes:

Each holder of preferred stock shall have 200 votes for each share held of record on all matters submitted for shareholder approval.

2. Each bolder of common stock shall have I vole for each share held of record on all matters submitted for shareholder approval.

ARTICLE VI- PRINCIPAL PLACE OF BUSINESSIRESIDENT AGENT

The address of this corporation's principal place of business is 6671 Las Vegas Blvd.. So., Ste. 210, Las Vegas, NV 89119. The corporation's resident agent is Stephens & Bywater, P. C. 3636 N. Rancho Dr., Las Vegas, NV 89130.

Offices for the transaction of any business of the corporation and for holding meetings of the Board of Directors and Meetings of Stockholders may be established at irregular locations, within and without the State of Nevada.

ARTICLE VII - DIRECTORS

The members of the governing board shall be styled Directors'. Pursuant to Nevada Revised Statutes 78.115, the number of' directors shall be at least one (1). The number of directors may be changed from time to time in such manner as shall be provided in the bylaws of the corporation. The names and addresses of the directors constituting the initial Board of Directors is:

MARK A. COLE 6671 Las Vegas Blvd. So., Ste. 210.. Las Vegas. NV 89119

ASHEESH K. DEWAN 6671 Las Vegas Blvd. So., Ste. 210, Las Vegas, NV 89119

CATHY GOVEREAU 6671 Las Vegas Blvd. So., Ste. 210, Las Vegas, NV 89119

ARTICLE VIII. DIRECTOR LIABILITY

The corporation shall indemnify each present and future officer and director of the corporation against all costs, expenses and liabilities, including amounts of judgments, amounts paid and compromised settlements, and amounts paid for services of counsel and other related expenses, which may by incurred by or imposed on him/her in connection with any claim, action. Suit, proceeding, investigation, or inquiry made, instituted, or threatened in which he/she maybe involved as a party or otherwise by any past or future action taken or authorized and approved by him/her or any admission to act as such officer or director, at the time of the incurring or imposition of such cost, expenses, or liabilities. This shall not be applied to any costs, expenses, or liabilities to any matters to which he/she shall in such action, suit, or other proceeding, be finally adjudged to be liable by reason of his/her intentional misconduct, fraud, or a knowing violation of any law, or for the payment of dividends in violation of NRS 78.300. As to whether or not such director or officer was liable by reason of his/her acts or omissions which involve intentional misconduct, fl-and, or a knowing violation of the law, in the absence of final adjudication of the existence of such liability. The Board of Directors, and each officer and director may conclusively rely upon an opinion of legal counsel selected by the Board of Directors.

The foregoing right of indemnification shall not be exclusive of other rights to which any such officer or director may be eotitie4 to as a matter of law or otherwise, and shall inure to the benefit of the heirs, executors, administrators, and assigns of each officer or director.

ARTICLE IX - PREEMPTIVE RIGHTS

The corporation elects to have preemptive rights.

ARTICLE X - INCORPORATOR

The name and address of the incorporator signing these Articles of Incorporation is as follows:

NAME ADDRESS

Gordon E. Bywater

3636 N. Rancho Dr.

Las Vegas, NV 89130

IN WITNESS WHEREOF, I have hereunto executed these Articles of Incorporation this 13th day of April, 2017.

/s/ Gordon E. Bywater

Gordon E. Bywater

STATE OF NEVADA )

)ss.

COUNTY OF CLARK )

On this 13th day of April, 2017, personally appeared before me, the undersigned, a Notary Public in and for said County and State, GORDON E. BYWATER who acknowledged that he executed the above instrument.

/s/ Paula Marie Timmons

Notary Public, in and for said County and State

{ NOTARY SEAL }